UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934
Date of Report (Date of Earliest Event Reported): February 18, 2016

ZHONE TECHNOLOGIES, INC.
(Exact Name of Registrant as Specified in its Charter)

Delaware	000-32743	22-3509099
(State or Other Jurisdiction of Incorporation)	(Commission File No.)	(I.R.S. Employer Identification No.)
7195 Oakport Street
Oakland, California 94621
(Address of Principal Executive Offices, Including Zip Code)
(510) 777-7000
(Registrant’s Telephone Number, Including Area Code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement.
On February 18, 2016, Zhone Technologies, Inc. a Delaware corporation (the “Company”), entered into an Office Lease Agreement (the “Lease”) with BACM 2005-3 Bryan Dairy Industrial, LLC (the “Landlord”), with an effective date as of February 9, 2016, with respect to a manufacturing facility at the Bryan Dairy East Business Park in Largo, Florida. This lease will replace the Company's lease for its existing manufacturing facility in Largo, Florida, which expires on June 21, 2016. The lease term under the Lease commences on the date that the Landlord delivers possession of the premises to the Company, and the Company is permitted to make tenant improvements thereafter through June 30, 2016. The Company’s obligation to pay rent commences 180 days after the earlier of June 30, 2016 and the date that the tenant improvements are substantially complete. The initial term of the lease expires ten years after the rent commencement date of the Lease, subject to the right of the Company to renew the lease for up to two additional 60-month terms. Annual base rent for the initial year under the Lease is $243,000 (which reflects the deferred rent commencement date described above), and increases to $500,580 the following year subject to an annual increase at a rate of approximately 3% per annum thereafter. In addition, the Company is required to pay its proportionate share of the operating expenses relating to managing, operating, repairing and maintaining the facility and common areas, as more fully described in the Lease. Under the Lease, the Company is entitled to receive a non-refundable tenant improvement allowance of up to $1.0 million for the required alterations to the property.
The foregoing description of the Lease does not purport to be complete and is qualified in its entirety by reference to the full text of the Lease, which is filed as Exhibit 10.1 hereto, and is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.
The disclosure required by this item is included in Item 1.01 and is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits.
(d) Exhibits
10.1 Office Lease Agreement between Zhone Technologies, Inc. and BACM 2005-3 Bryan Dairy Industrial, LLC, dated February 18, 2016.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: February 23, 2016	Zhone Technologies, Inc.

	By:	/s/ Kirk Misaka
Kirk Misaka
Chief Financial Officer

EXHIBIT INDEX

Exhibit Number	Description

10.1	Office Lease Agreement between Zhone Technologies, Inc. and BACM 2005-3 Bryan Dairy Industrial, LLC, dated February 18, 2016.